Exhibit 99.1

NEWS RELEASE

Release No. 106-3-4

805 SW Broadway	Contact:
Portland, OR 97205	David Dugan (Media Relations)
503.821.5100	503.821.5285
Fax: 503.821.5107	Bill Hebert (Investor Relations)
503.821.5100

FOR RELEASE AT 1:30 P.M. (EST) TUESDAY, MARCH 2, 2004

LP Adjusts Fourth Quarter and Year-end 2003 Results

Portland, Ore. (March 2, 2004) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported today that it has adjusted its fourth quarter and year-end results to reflect a change in legal reserves due to a recent adverse court ruling.  On February 17, 2004, the Minnesota State Court of Appeals affirmed a trial court judgment of $20.1 million.  LP intends to appeal the decision by filing a petition for review with the Minnesota State Supreme Court.  However, as a result of this additional information, LP has adjusted its 2004 fourth quarter and full year profits, previously reported in a press release dated February 5, 2004, to reflect additional reserves for this case.  After adjustment, LP’s fourth quarter net income was $163.7 million, or $1.52 per diluted share, and for the full year of 2003, LP’s net income was $272.5 million, or $2.56 per diluted share.  These amounts will be reflected in the financial statements to be filed in LP’s Annual Report on Form 10-K to be filed on or before March 15, 2004.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.

###

FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.